Exhibit 4.8

3 August 2017

Strictly Private and Confidential	Gogarburn
Edinburgh EH12 1HQ

Yasmin Jetha	Telephone: 0131 556 8555
	Fax:	0131 626 3010
www.rbs.com

Dear Yasmin

This letter is further to the letter of appointment between the Companies and you dated 9 May 2017 in respect of your appointment as a non-executive director of the Companies (the “Original Appointment Letter”). It is agreed that the Original Appointment Letter shall be further amended and restated as set out in this letter.

1.   Definitions

Terms defined in the Original Appointment Letter shall have the same meaning when used in this letter, unless defined below. In addition, the definitions below shall apply where used in this letter.

i.	Effective Date: 3 August 2017.
ii.	Original Appointment Letter: has the meaning given to it above.
iii.	Restated Appointment Letter: the Original Appointment Letter as amended and restated by this letter in the form set out in Appendix 1.

2.   Amendment and Restatement

With effect on and from the Effective Date, the Original Appointment Letter shall be amended and restated in the form set out in Appendix 1 so that the terms and conditions of your appointment by the Companies shall, on and from that date, be governed by and construed in accordance with the provisions of the Restated Appointment Letter.

3.   Governing Law

This letter, and any non-contractual obligations arising out of or in connection with it, are governed by and shall be construed in accordance with the law of Scotland.

Please do not hesitate to contact me if you have any questions in relation to this letter. This letter has been sent to you in duplicate. Please sign and date both copies, retaining one copy for your records and returning the other to me at House G, RBS, PO Box 1000, Edinburgh, EH12 1HQ.

Yours sincerely

/s/ Aileen Taylor
Aileen Taylor, for and on behalf of the Companies
Chief Governance Officer and Board Counsel

The Royal Bank of Scotland Group plc Registered in Scotland No 45551 Registered Office: 36 St Andrew Square Edinburgh EH2 2YB

Acknowledged and agreed by

/s/ Yasmin Jetha	Date:	3/8/17
Yasmin Jetha

Appendix 1 – Form of Restated Appointment Letter

[Restated Appointment Letter to be inserted]

3 August 2017

Strictly Private and Confidential	Gogarburn
Edinburgh EH12 1HQ

Yasmin Jetha	Telephone: 0131 556 8555
	Fax:	0131 626 3010
www.rbs.com

Dear Yasmin

This letter sets out the terms of your appointment as a non-executive director of:

(i)	The Royal Bank of Scotland Group plc (the “Group”), The Royal Bank of Scotland plc, National Westminster Bank Plc and NatWest Holdings Limited, with effect from 21 June 2017; and
(ii)	Ulster Bank Limited, with effect from 28 July 2017,

(together the “Companies”)

Your appointment will be for an initial term that extends to the conclusion of the Companies’ next Annual General Meetings and thereafter will be subject to re-election as described below. It is agreed that this is a contract for services and not a contract of employment.

1. Appointment

Your appointment is subject to the articles of association of the Companies and may be terminated on the written notice of either you or the Companies as described below.

You will be required to stand for re-election by shareholders at each Annual General Meeting of each of the Companies (as applicable). Continuation of your appointment is also contingent on satisfactory performance and any relevant statutory provisions relating to the removal of a director.

Your appointment is also subject to the Board Appointment Policy, which states that Non-executive Directors are appointed for an initial term of 3 years (subject to annual re-election in line with the UK Corporate Governance Code). Each 3 year term commences from the first election by shareholders at an AGM, or, in the case of NatWest Holdings Limited and Ulster Bank Limited, the date of appointment. At the end of their initial 3 year term, Non-executive Directors are subject to a formal assessment by the Group Nominations & Governance Committee. Such assessment will include detailed discussion on performance, time commitment and experience.

After such formal assessment, Non-executive Directors may then serve a second 3 year term, provided they are happy to do so and if their performance has been satisfactory. A second formal review will then take place at the end of the second three year term and a Non-executive Directors will either step down from the Board or be re appointed on a twelve month term (subject to an overall maximum tenure of nine years).

2. Termination

Your appointment may be terminated by either you or the Companies giving written notice to the other, such notice to take immediate effect.

In the event that your re-election is not approved by shareholders, your appointment will terminate automatically with immediate effect.

On termination of your appointment you shall, at the request of the Companies, resign as a director of the Companies.

No compensation or payment in lieu of notice will be payable upon termination of your appointment.

3. Time Commitment

You will devote such time as is necessary to fulfil your role including preparation for and attendance at the Board meetings of the Companies, Annual General and any other General Meetings of the Companies and the annual Board strategy offsite.

By accepting this appointment, you have confirmed that you are able to allocate sufficient time to meet the requirements of your role.

4. Role

Your principal responsibilities and duties are set out in your role profile, as amended from time to time. A copy of your role profile as at 3 August 2017 is attached.

Non-executive Directors have the same legal responsibilities to the Companies as any other director and you should have particular regard to the duties set out in the Companies Act 2006 (the “2006 Act”). You will have particular regard to the general duties of directors as set out in Part 10, Chapter 2 of the 2006 Act, including the duty to promote the success of the company:

“A director of a company must act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole, and in doing so have regard (amongst other matters) to:

(a)	the likely consequences of any decision in the long term,
(b)	the interests of the company’s employees,
(c)	the need to foster the company’s business relationships with suppliers, customers and others,
(d)	the impact of the company’s operations on the community and the environment,
(e)	the desirability of the company maintaining a reputation for high standards of business conduct, and
(f)	the need to act fairly as between members of the company.”

You will be required to exercise relevant powers in accordance with the Companies’ articles of association and in accordance with relevant policies in internal control frameworks.

5. Regulatory Requirements

With effect from 7 March 2016, the PRA and FCA introduced a new regulatory regime to strengthen individual accountability in banking which replaced the Approved Persons’ Regime. Only certain non-executive directors (those who will hold Senior Manager Functions under the Senior Managers’ Regime) require prior regulatory approval to perform their role. Your role profile, as amended from time to time, will either (i) contain details of your Senior Manager Functions; or (ii) reflect your status as a Notified Non-executive Director.

It is a condition of your appointment that you comply with all applicable regulatory requirements, including but not limited to complying with the PRA and FCA Conduct Rules, as they apply from time to time. Further details are available on request from the Chief Governance Officer and Board Counsel.

It is also a condition of your appointment that you remain fit and proper to perform the role of a non-executive director and any applicable Senior Manager Functions in line with the PRA and FCA’s regulatory requirements and that you report any matter that may impact your ongoing fitness and propriety promptly to the Companies and the regulators.

6. Remuneration

As a non-executive director you will be paid a fee in accordance with the Directors’ Remuneration Policy approved by shareholders from time to time. The fee covers membership of all five Boards, plus the relevant fee(s) for any additional Committee membership(s) and/or chairmanship(s) you may assume. Your remuneration will be reviewed annually and is disclosed in the Group’s Report and Accounts.

You will be paid monthly and will be reimbursed for all reasonable and properly documented expenses you incur in performing your duties.

7. Outside Interests

It is accepted and acknowledged that you may have business interests other than those of the Companies and that you have declared any actual or potential conflicts of interest that are apparent at present.

The agreement of the Boards must be sought before you accept any additional commitments that might affect the time you are able to devote to your role as a non executive director of the Companies. In particular, you must notify the Chief Governance Officer and Board Counsel as early as possible if you are contemplating any additional appointments.

Please note that there are regulatory limits imposed by the Capital Requirements Directive on the number of directorships you are able to hold. These limits are a total of either (1) one executive and two non-executive positions; or (2) four non-executive director positions, in both cases including your RBS roles. Directorships in organisations which do not pursue predominantly commercial objectives do not count; and executive or non-executive directorships within the same group of companies count as a single directorship. The regulator, may at its discretion, grant a waiver to enable one additional non-executive position to be held. The Chief Governance Officer and Board Counsel monitors compliance with these regulatory limits and will be happy to discuss your own situation with you.

In the event that you become aware of any actual or potential conflicts of interest (including any relevant interests in transactions), these should be disclosed to the Chief Governance Officer and Board Counsel as soon as they are apparent to you. This is to enable such conflicts to be authorised or noted, as applicable, by the Boards in accordance with the 2006 Act.

Further details are set out in the Group’s Guidelines on Conflicts of Interest, a copy of which is attached to this letter.

8. Confidentiality and return of and access to information

You acknowledge that all information acquired during your appointment is confidential to the Companies and should not be released, disclosed or communicated, either during your appointment or following termination of your appointment to third parties without prior written clearance from the Board.

You acknowledge the need to hold and retain the Companies’ information (in whatever format it is received) under appropriately secure conditions.

As a director, you will frequently be in possession of price sensitive information and you should avoid making any statements that might risk disclosure of unpublished price sensitive information.

Upon termination of your appointment (for whatever reason), you shall deliver to the Companies all documents, records, papers or other property which may be in your possession or under your control, and which relate in any way to the business affairs of the Companies, and you shall not retain any copies thereof.

Please contact the Chief Governance Officer and Board Counsel if you subsequently require access to information. The Companies will seek to accommodate all reasonable requests for information, subject to any legal or regulatory obligations or restrictions that may prohibit them from doing so.

9. Review Process

Your performance as a non-executive director will be subject to review annually as part of the Board evaluation exercise, which reviews the performance of individual directors, the Board as a whole and its Committees. If, in the interim, there are any matters that cause you concern about your role, you should discuss them with the Chairman as soon as is appropriate.

10. Insurance

Subject to legislative provisions, you will be entitled to be indemnified out of the assets of the Group against all costs and liabilities incurred by you in the execution of your duties.

In addition, the Group has in place directors’ and officers’ liability insurance. It is intended to maintain such cover for the full term of your appointment.

11. Independent Professional Advice

Should a situation arise when you consider that you need to take independent professional advice in relation to your duties as a director, you should first discuss the situation with the Chief Governance Officer and Board Counsel. The reasonable costs of any independent advice obtained will be reimbursed by the Companies.

12. Dealing in Securities / Investments

As a director, you are subject to the RBS Personal Account Dealing (‘PAD’) Policy and you cannot deal in RBS securities outside of certain scheduled ‘Open Windows’ (which are periods which coincide with the announcement of RBS results) or at any time while you are in possession of ‘inside information’.

You and your ‘connected persons’ are also required to obtain permission before dealing on your ‘own account’ in RBS securities. A copy of the PAD Policy has been provided to you along with further details of your obligations and the associated disclosure requirements.

13. Governing Law

Your engagement with the Companies is governed by and shall be construed in accordance with the law of Scotland and your engagement shall be subject to the jurisdiction of the Scottish courts.

Please do not hesitate to contact me if you have any questions in relation to this letter. This letter has been sent to you in duplicate. Please sign and date both copies, retaining one copy for your records and returning the other to me at House G, RBS, PO Box 1000, Edinburgh, EH12 1HQ.

Yours sincerely

/s/ Aileen Taylor
Aileen Taylor Chief Governance Officer and Board Counsel For and on behalf of the Companies

/s/ Yasmin Jetha
Yasmin Jetha
Date:	3/8/17

Enclosures:

Non-executive director role profile

Guidelines on Conflicts of Interest

Role Profile: Non-Executive Director (NED) - Notified NED

Organisation Unit:	The Royal Bank of Scotland Group plc (RBSG), The Royal Bank of Scotland plc (RBS) National Westminster Bank Plc (NatWest), Ulster Bank Limited (UBL)
Reports To:	Chairman, RBSG
Role Holder:	Yasmin Jetha
Version Control / Date:	July 2017

Responsibilities as a Non-executive Director and Committee member (as applicable):

•             Attend and contribute to Board and Committee meetings, providing input and independent oversight and challenge to management.

•             Review and approve the Group’s strategic aims, including the adequacy of resources in place for the Group to meet its obligations, providing constructive challenge to management’s proposals on strategy and bringing different and external perspective to Board discussions.

•             Review the risk appetite framework and risk appetite targets for the Group’s strategic risk objectives and monitor performance against risk appetite for the Group and its principal businesses.

•             Support the Chairman in setting the tone from the top on culture and oversee actions being taken by management to embed a culture of risk awareness and ethical behaviour in line with the Group’s values.

•             Monitor the integrity of the financial information and review and oversee the systems of financial and internal controls.

•             Approve key financial objectives and plans, and review the performance of management against plans.

•             Comply with the statutory and fiduciary duties of directors under UK company law and applicable corporate governance standards.

•             Allocate sufficient time to discharge your responsibilities effectively and devote such time as is necessary to fulfil your role.

•             Regularly update and refresh your skills and knowledge.

Regulatory Responsibilities:

Conduct

•             Comply with the PRA / FCA Conduct Rules (as applicable), having regard to the specific guidance on the rules.

Skills, knowledge and experience required for role:

•             Maintain a requisite breadth of understanding of the Group and financial services industry to provide effective challenge and support to the executives.

•             Be financially literate and have an appropriate understanding of financial organisations and related products.

•             Experience of large, complex businesses at a senior level.

•             At all times be of sufficiently good repute, remain independent and possess sufficient knowledge, skills and experience to perform duties.

•             Understand the Threshold Conditions under the Financial Services and Markets Act 2000 and Fundamental Rules within the PRA Rulebook and FCA Principles for Businesses.

Board and Committee Memberships:

Member Of:

•  The Royal Bank of Scotland Group plc Board

•  The Royal Bank of Scotland plc Board

•  National Westminster Bank Plc Board

•  Ulster Bank Limited Board

•  NatWest Holdings Limited Board

In signing this document I accept the role accountabilities detailed above and understand the regulatory requirements and expectations in respect of my role.

Role Holder	/s/ Yasmin Jetha	Chairman	/s/ Howard Davies
Signature & Date:	3/8/17	Signature & Date:	3-8-17